UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11601 North Galayda Street

Houston, Texas 77086

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 7, 2014, Independence Contract Drilling, Inc., a Delaware corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and RBC Capital Markets, LLC as representatives of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) by the Company, and purchase by the Underwriters, of 10,000,000 shares of Common Stock at a price of $11.00 per share ($10.2575 per share net of underwriting discounts and commissions, less on a pro rata basis, the aggregate 1,200,000 shares sold to Sprott Resource Corp. and 4D Global Energy Advisors SAS which were purchased by the Underwriters from the Company at $11.00 per share). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Common Stock at the same price per share, to cover over-allotments, if any. The material terms of the Offering are described in the prospectus, dated August 7, 2014 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 11, 2014, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-196914) (the “Registration Statement”).

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on August 13, 2014, and the Company received proceeds (the “Net Proceeds”) from the Offering of approximately $103.466 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus, the Net Proceeds of the Offering were used to repay outstanding amounts under the Company’s existing revolving credit facility. The remaining Net Proceeds will be used to finance the construction of additional drilling rigs and for working capital and general corporate purposes.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Relationships

As more fully described under the caption “Underwriters (Conflicts of Interest)—Other Relationships” in the Prospectus, the Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company or its affiliates, for which they received or will receive customary fees and expenses.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Amended and Restated 2012 Omnibus Incentive Plan of Independence Contract Drilling, Inc. (the “Incentive Plan”) became effective August 13, 2014 upon the closing of this offering, and the Incentive Plan, the form of which was previously filed with the Company’s registration statement, is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

The Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc. became effective August 8, 2014 upon the filing with the Secretary of State of the State of Delaware, and this certificate of incorporation, the form of which was previously filed with the Company’s Registration Statement, is included as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement, dated as of August 7, 2014, by and among Independence Contract Drilling, Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC and other underwriters party thereto.

3.1	Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc.

10.1	Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: August 13, 2014	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement, dated as of August 7, 2013, by and among Independence Contract Drilling, Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC and other underwriters party thereto.

3.1	Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc.

10.1	Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan.

5